EXHIBIT (a)(5)

                               GRAPHON CORPORATION

                          CONFIRMATION OF ELECTION AND
                         PROMISE OF GRANT OF NEW OPTIONS

July [_], 2003

Name
Address 1
Address 2
City, State Zip

Dear [Name]:

      This statement confirms that GraphOn Corporation ("GraphOn") has accepted your election to participate in the stock option exchange program (the "Exchange Program"). It also confirms that your options ("Cancelled Options"), described below in the first four columns, were cancelled on July 23, 2003 and that you have no remaining rights to those Cancelled Options.


         Cancelled Options                               New Options
------------------------------------          -------------------------------
                           Number of          Number of
Grant     Exercise  Grant   Option               New    Vesting   Termination
 Date      Price    Type    Shares             Options    Date        Date
------    -------  -----   --------           --------- -------   -----------




------------------------------------------------------------------------------

      In consideration for your election to participate in the Exchange Program as set forth in the Offer (as defined below), GraphOn promises to grant to you stock options ("New Options"), as described in the last three columns above at a per share exercise price equal to the closing bid price per share of GraphOn's common stock on the Grant Date (as defined below) as reported by the OTC Bulletin Board or its successor market (if any), on a date that is at least six months and one day after the cancellation date of the Cancelled Options, which GraphOn currently expects to be January 26, 2004 (the "Grant Date"), subject to the conditions set forth below.

      GraphOn promises to grant New Options to you on the Grant Date, subject to the following conditions:

      o The terms and conditions set forth in the documents constituting the Offer. The documents constituting the Offer include the Schedule TO that GraphOn filed with the Securities and Exchange Commission on June 24, 2003, and all exhibits and amendments thereto, including the Offer to Exchange Outstanding Options to Purchase Common Stock, dated June 24, 2003 (collectively, the "Offer").

      o The terms of GraphOn's 1996 Stock Option Plan, GraphOn's 1998 Stock Option/Stock Issuance Plan and GraphOn's Supplemental Stock Option Plan, as applicable, and the corresponding notice of grant of stock option, stock option agreement and stock purchase agreement.

      o Your continued employment by GraphOn through the Grant Date. This promise does not constitute a guarantee of employment with GraphOn for any period. Unless expressly provided otherwise by applicable laws or a written employment contract, your employment with GraphOn will remain "at will" and can be terminated by you or GraphOn at any time, for any reason or no reason, with or without cause, or with or without notice. If your employment with GraphOn terminates for any reason before the Grant Date you will lose all rights under this promise to receive New Options and your Cancelled Options will not be reinstated.

      If GraphOn experiences a change of control or a reorganization occurs before GraphOn grants the New Options, it is possible that the successor or purchaser would agree to assume the obligation to issue the New Options. However, GraphOn cannot guarantee that any successor or purchaser would agree to assume any obligation to issue New Options. Therefore, it is possible that you may not receive any New Options, securities of the surviving company or other consideration in exchange for the Cancelled Options if GraphOn is subject to a change of control or a reorganization occurs before the New Options are granted.

      Subject to the above terms and conditions, you will receive a notice of grant of stock option, stock option agreement and stock purchase agreement reflecting your New Options promptly after the Grant Date.

      Questions regarding the Offer or this Confirmation of Election and Promise of Grant of New Options may be directed to Bob Dixon at GraphOn Corporation, 400 Cochrane Circle, Morgan Hill, California 95037, (408) 776-8858.

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